EXHIBIT 99.2

i2 Comments on Recent Trading Activity

DALLAS – October 27, 2005 – In response to the unusual trading of the company’s common stock over the last several days, i2 Technologies, Inc. (NASDAQ: ITWO), today issued the following statement from Chief Executive Officer Michael McGrath:

“Over the past several days i2 common stock has traded down under apparent heavy selling pressure. I want to assure our shareholders that we know of no events or activities since reporting our third quarter earnings this past Monday that would warrant such a decline.”

“We take our responsibility to our shareholders very seriously and have been working hard to regain their respect and confidence. I believe we have made tremendous progress on our plan to stabilize the company financially while focusing on delivering value to customers and shareholders worldwide,” McGrath continued.

“I reiterate what I said on our third quarter conference call with analysts this week. We believe we had a strong third quarter and that the future looks very bright for i2. We have transformed i2 into the profitable company we knew it could be, and can now turn our attention to strategically growing the company.”

Net income applicable to common shareholders of for i2’s third quarter was $8.6 million, or $0.33 per fully diluted share. Year-to-date revenue, excluding contract revenue was flat compared to last year. Contract revenue reflects amounts deferred as a result of the Company’s July 2003 restatement, and the Company does not consider it when evaluating the business, as it is not typically associated with current business or cash collections.

“Without the impact of our restated revenue from previous years (contract revenue), which we believe is irrelevant to the company’s business, we exceeded earnings expectations for the quarter,” said McGrath.

During Monday’s conference call with investors, i2 Chief Financial Officer Mike Berry offered broad guidance for the fourth quarter stating, “Because of contract revenue and one-time adjustments, our historical revenue has been difficult to accurately forecast. Therefore, we have decided to provide broad guidance for the fourth quarter. These guidelines specifically exclude any contract revenue that may be realized in the quarter. We expect operating revenue in the fourth quarter, again excluding contract revenue, to be equal to or slightly higher than third quarter. We expect small increases in services and license revenue.”

Earnings webcast

The i2 management hosted a conference call and webcast with investors to discuss the third quarter financial results on Monday, Oct. 24, 2005. The webcast has been archived and is available to investors via the company’s Web site at http://www.i2.com/investor.

About i2

i2 helps business leaders make better supply chain decisions. i2’s flexible next-generation solutions are designed to synchronize demand and supply across ever-changing global business networks. i2’s innovative supply chain management tools and services are pervasive in a wide cross-section of industries; 19 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies U.S. Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding i2’s operating, services and license revenue. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed August 9, 2005 and the Annual Report on Form 10-K filed March 16, 2005. i2 assumes no obligation to update the forward-looking information contained in this news release.

For More Information Please Contact:

Beth Elkin

i2 Corporate Communications

469-357-4225

beth_elkin@i2.com